SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2004

Newtek Business Services, Inc.

(Exact Name of Registrant as Specified in Charter)

New York	001-16123	11-3504638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Quentin Roosevelt Blvd., Garden City, New York	11554
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 390-2260

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. The words “believe,” “will be able,” “anticipate,” “estimate,” “should,” “will,” “expect,” “continue,” “intend” or similar words are intended to identify forward-looking statements. Such statements involve risks and uncertainties that exist in the operations and business environment of Newtek Business Services, Inc. that could render actual outcomes and results materially different than predicted. Our forward-looking statements are based on assumptions about many factors, including, but not limited to: changes in interest rates or the general economy of the markets in which we operate; economic, technological or regulatory changes affecting the businesses conducted and to be conducted by us; our ability to employ and retain qualified employees; changes in government regulations that are applicable to our regulated small business lending; our ability to identify and complete acquisitions and successfully integrate the businesses we acquire; changes in the demand for the services we or our affiliates offer; the degree and nature of competition; and general volatility of the capital markets and the market price of our common stock. While we believe that our assumptions are reasonable at the time forward-looking statements were made, we caution that it is impossible to predict the actual outcome of numerous factors and, therefore, readers should not place undue reliance on such statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update such statements in light of new information or otherwise.

ITEM 5.	Other Events and Regulation FD Disclosure

On June 22, 2004, Newtek Small Business Finance, Inc., or NSBF, a principal operating subsidiary of Newtek Business Services, Inc., or Newtek, executed an amendment to its Master Loan and Security Agreement with DB Structured Products, Inc. providing for an extension of NSBF’s warehouse credit line to June 30, 2005 and a possible increase of such line from the current $75 million up to $100 million. As previously disclosed by Newtek, the current credit facility had been scheduled to terminate on June 30, 2004. NSBF uses this warehouse line of credit as its principal resource in the origination and partial sale of business loans which are partially guaranteed by the U.S. Small Business Administration. NSBF is one of 14 non-bank lenders licensed to make these SBA loans nationwide.

The amended warehouse line contains adjustments to the terms of the advances and required reserves, additional financial and non-financial covenants and a commitment from NSBF to obtain $10 million in additional funding by August 2, 2004. The amendment to the Loan and Security Agreement requires the approval of the SBA.

In addition, the amended agreement requires, among other terms and conditions, that: (1) Newtek continue its previous guaranty of all of NSBF’s obligations under the credit line (including the possible expanded facility), (2) Newtek conform to maximum debt and minimum equity requirements, (3) Newtek not pay dividends for the one year term of the facility and (4) in the absence of funding from other sources, that Newtek make a debt or equity infusion of at least $10 million to support the lending activities of NSBF. While there can be no assurance that the additional third party funding will be available, NSBF has had numerous discussions with additional lenders and has signed a non-binding letter of intent with one possible lender for $12 million. The failure to arrange the additional funding would be treated as a default under the credit line. However Newtek currently anticipates that NSBF will be able to enter into a third party loan agreement on or before August 2, 2004 or, alternatively, secure from Newtek the required debt or equity infusion by that date.

The extension of the warehouse line of credit will mean that NSBF will continue to have its principal source of funding available to it for the additional one year period and enable it to continue and possibly, subject to compliance with the terms above and other conditions, expand its lending operations. Newtek has determined that neither the adjustments in the lending terms and conditions, nor any other developments of which it is currently aware, would result in any material change regarding previously announced projected results of operations.

The Master Loan and Security Agreement, along with the three amendments to it, as well as the Amended and Restated Guaranty Agreement, are attached as exhibits and incorporated herein by reference.

NSBF has also entered into a Master Loan and Security Agreement with Banco Popular Dominica, New York, NY, for a similar warehouse lending facility in the amount of $4 million. The terms and conditions of the transaction are similar to the lending facility that NSBF has with DB Structured Products, Inc. This facility is also subject to SBA approval.

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ITEM 7.	Financial Statements, Pro Forma Financial Information and Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Amended and Restated Master Loan and Security Agreement, dated December 31, 2002 between Newtek Small Business Finance, Inc. and DB Structured Products, Inc., and Amendments thereto, dated January 23, 2004, March 22, 2004 and June 22, 2004.

10.2	Amended and Restated Guaranty Agreement, dated June 22, 2004, between Newtek Business Services, Inc. and DB Structured Products, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 25, 2004

NEWTEK BUSINESS SERVICES, INC.

By:	/s/ Barry Sloane
Name:	Barry Sloane
Title:	Chairman of the Board, Chief Executive Officer, and
Secretary

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